Exhibit [ ]

       [Letterhead of Cleary, Gottlieb, Steen & Hamilton]



Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036

MSDW Structured Asset Corp.
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

           We have acted as special counsel to MSDW Structured Asset Corp., a Delaware corporation (the "Company"), in connection with the Company's preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 dated the date hereof (the "Registration Statement") and the related prospectus (the "Prospectus") with respect to the offering of Structured Asset Trust Unit Repackagings (the "Units"). The Units will be issued under the Standard Terms of Trust Agreements dated as of ________, 1998 (the "Trust Agreement") between the Company and Chase Bank of Texas, National Association, as trustee.

           In arriving at the opinion expressed below, we have reviewed the following documents:

           (a)  the Registration Statement and the related
                Prospectus and the documents
                incorporated by reference therein;

           (b)  the Trust Agreement;

           (c)  a form of the Units;


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           In rendering the opinions expressed below, we have
assumed, without independent investigation, that all such documents furnished to us are complete and authentic and that all such documents have been duly authorized, executed and delivered. We have further assumed that the respective parties thereto and all persons having obligations thereunder or making representations therein will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents and all representations contained therein. We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

           On the basis of and subject to the foregoing, we are of the opinion that each Trust, when it is formed in accordance with the documents referenced above, will not be classified as a corporation or as an association taxable as a corporation for U.S. federal income tax purposes.

           The foregoing opinion is based on the Internal Revenue Code of 1986 (the "Code") and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof. This opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America.

           Based on the foregoing, please be advised that the statements made in the section in the Prospectus entitled
"Certain Federal Income Tax Consequences," fairly and accurately summarize the specific tax matters addressed therein, based upon current law and the


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assumptions stated or referred to therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as ameded, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

           We are furnishing this opinion letter to you, the Underwriter, solely for your benefit in connection with the offering of the Units. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter may be relied upon by
(i) the Trustee in its capacity as such and (ii) _____ in connection with their rating of the Units.

                Very truly yours,

                CLEARY, GOTTLIEB, STEEN & HAMILTON



                By:_____________________________________
                   James M. Peaslee, a Partner


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